UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2026

TAP Real Estate Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31267	27-1296318
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 W. Broadway
Suite 1450
San Diego, CA	92101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 738-9012

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001	RWAX	OTCID

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2025, TAP Real Estate Technologies, Inc. (the “Company”) entered into a License Agreement with TAP, Inc. (“TAP”) to license certain technology from TAP. The License Agreement was set to expire on June 30, 2026. On June 29, 2026, the Company and TAP entered into an Amended and Restated License Agreement (the “Amended and Restated License Agreement”). The Amended and Restated License Agreement is a perpetual license and supersedes and replaces the original License Agreement.

Pursuant to the terms of the Amended and Restated License Agreement, the Company licensed from TAP the right to use all of TAP’s token engine, blockchain registry, wallet and other related technology in the real estate sector, exclusive as to third parties (TAP retains the right to use the technology in the real estate sector itself). The Company agreed to pay TAP $700,000 for the license, of which $695,000 has already been paid. The remaining $5,000 is due on or before September 30, 2026. The license is royalty free and, upon payment of the remaining $5,000, fully paid up.

The foregoing description of the Amended and Restated License Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated License Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Amended and Restated License Agreement dated June 29, 2026, between the Company and TAP, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 2, 2026	TAP Real Estate Technologies, Inc.

	By:	/s/ Gregory Hopkins
Gregory Hopkins, CEO